Exhibit 14.3
BURGER KING HOLDINGS, INC.
CODE OF CONDUCT FOR DIRECTORS
(Adopted March 1, 2007)
Burger King Holdings, Inc. and its affiliates (“Company”) are committed to the highest ethical standards. The Board of Directors (“Board”) acknowledges its responsibility for promoting an ethical culture through the actions of Board members and the effective oversight of the Company’s compliance programs, policies and procedures.
In furtherance of its responsibilities, the Board is committed to the following:
BKC Code
Observing the basic principles set forth in the Company’s Code of Business Ethics and Conduct (“BKC Code”), including compliance with all laws, regulations, rules, and Company policies. The Board hereby approves the BKC Code and affirms its commitment to monitor the Company’s compliance programs and activities.
Ethical Culture
Promoting an ethical culture that respects and values all employees and encourages compliance with all laws and Company policies. The Board understands its responsibility for setting the “tone at the top” and will observe the highest ethical standards by acting with honesty and integrity.
Performance of Duties

Acting in the best interests of the Company and its shareholders, including acting responsibly with due care and diligence in the performance of its duties.
Conflicts of Interest
Maintaining its loyalty to the Company and the BURGER KING® Restaurant System and avoiding any situations that create or appear to create a conflict of interest.
Corporate Opportunity
Refraining from using Company property, information or position for personal gain.
Proprietary Information
Maintaining the confidentiality of Company proprietary information, except when the Company authorizes disclosure or as required by laws, regulations, or legal proceedings.
Reporting Guidelines
Consulting with the Company’s General Counsel or Chairman of the Board regarding any questions about this Code. Directors must promptly contact the Chairman or the General Counsel if the director believes there has been a violation of this Code, or if he or she is aware of illegal or unethical behavior by any employee, officer, or director, or by anyone purporting to be acting on the Company’s behalf.
Annual Certification
Ensuring that each director formally reaffirms his or her commitment to the BKC Code and to this Code on an annual basis.

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